Exhibit 10.1

Hong Kong Winalite Group, Inc.

Room 1204-1206, Wai Fung Plaza, 664 Nathan Road, Mongkok, Kowloon, Hong Kong

December 22, 2011

Dear Mr. Jiahong Xu “Jason”,

We have the pleasure to offer you the position of Chief Financial Officer with Hong Kong Winalite Group, Inc. (“the Company”) commencing on December 22, 2011.

This letter will serve as your letter of employment with the following terms and conditions:

1.	Compensation
You shall receive an annual base salary, payable in monthly or more frequent installments, in an amount which shall initially be $72,000 per annum (i.e. $6,000 per month) payable by 5th of the following month, subject to such increases as may from time to time be determined by the Board of Directors of the Company.

2.	Bonus and Stock Option Plan
In this position, you are eligible to participate in the Company’s bonus program per Company’s Policy as appropriate to your position level.

You are also eligible to participate in Stock Option Plan per Company’s Policy as appropriate to your position level.

Details of the Plan will be provided to you later.

3.	Vacation
You will be entitled to the vacation of 10 days per year. Your vacation days will be adjusted according to your years of service, the details of the vacation entitlement will be stated in the Employment Handbook.

4.	Health Benefits and Insurance Coverage
During the Term of this Agreement, the Company agrees to provide you with comprehensive health and medical insurance benefits.

5.	Resignation/Termination of Employment
The employment could be terminated by either party by one month written notice or payment in lieu.

The Company may at any time terminate this Agreement without notice or payment in lieu if you:

•	Willfully disobey an lawful and reasonable order of the Company;
•	Act in serious, willful or persistent breach of your responsibilities or Company’s policies;
•	Are guilty of fraud, dishonesty or any criminal act or act made a false statement in your application for employment;
•	Become bankrupt or makes any arrangement or composition with your creditors or becomes of unsound mind or permanently incapacitated from performing your duties;

Has other employment that has not been disclosed to the Company in circumstances that are detrimental to the interests of the Company.

6.	Confidentiality
Your attention is drawn to the confidential nature of the Company’s business and at all times you are required to maintain such confidentially. During this Agreement or at any time thereafter without the consent in writing of the Company being first obtained, you shall not use for your own account or divulge to any person, firm or company any information concerning the business, products, know-how, technology, accounts, finances, clients or customers of the Company or any of the secrets, dealings, transactions or affairs of the Company and upon termination of this Agreement, you shall surrender to the Company all original and copy documents, files, letters, computer files, samples or other items relation to any matter aforesaid.

7.	Exclusion From Other Business
You must not during your employment with the Company directly or indirectly engage or concern in the conduct of any business other than the Company’s business unless an advanced written consent by the Company.

8.	Conflict of Interest
Whilst under the Company’s employment, you may not associate in the business with Winalite distributors nor hold a distributorship with Winalite. You may not be associated as an advisor for other Multi-Level Marketing Companies. Should you already hold a distributorship with other Multi-Level Marketing Companies, you must disclose this interest to the Company. A conflict of interest, which is deliberate or pursued knowingly, is regarded as serious misconduct and may result in summary dismissal.

9.	Rules and Regulations
In addition to the terms and conditions in this letter, you shall observe and abide by all other existing rules and regulations of the Company, including any addition and revision as laid down by the Company from time to time.

10.	Modification of Terms
Any terms of the Agreement may be modified by the mutual agreement of the parties and / or by any change in the standard Company’s Rules and Regulations applicable to you during your employment with the Company.

11.	Application Law
The contract of employment shall be subject to the law of Hong Kong or California, USA. Any dispute concerning the contract shall be submitted to the competent Hong Kong court or Superior Court of California to the exclusion of all other jurisdictions.

Please sign the original copies of this letter and return one copy to the Company indication your acceptance of this offer.

Yours sincerely,

Hong Kong Winalite Group, Inc.

/s/ Jingjun Hu
Representative: Jingjun Hu

Date: December 22, 2011

Agreed and accepted by:

/s/ Jiahong Xu
Jiahong Xu

Date: December 22, 2011